Exhibit 99.1

RadioShack Reports Financial Results for Third Quarter 2012

FORT WORTH, TX, October 23, 2012 — RadioShack Corporation (NYSE: RSH) reports results for the third quarter ended September 30, 2012.

THIRD QUARTER SUMMARY

•	Total net sales and operating revenue of $1.00 billion, compared to $1.03 billion last year. Comparable store sales were down 1.6%.

•
Consolidated gross profit of $360 million, or 36% of net sales, compared with $442 million last year.  Gross profit dollar performance was negatively impacted by a decline in post-paid units sold versus the prior year. Gross margin rate declined in the third quarter and was negatively impacted by the mix of smart phones at a lower margin rate.

•
Consolidated selling, general and administrative (SG&A) expenses were $385 million, or 39% of net sales, compared with $411 million last year.  Excluding one-time items including a contract termination and severance costs, SG&A costs declined $11 million or 3% versus the prior year.

•
Net loss of $47 million, or $0.47 per diluted share, compared to net income of $0.3 million last year.  Excluding one-time items in SG&A and impairment charges, net loss would have been $33 million or $0.33 per diluted share.

•	The company continues to have a strong balance sheet and total liquidity of $938 million. Since the last earnings release, the company completed $175 million of new financing.

Note: All comparisons are versus the same period of the prior fiscal year unless otherwise noted.

Dorvin D. Lively, interim chief executive officer of RadioShack Corp., said, “Overall, our business performed below expectations.   I am most disappointed in our post-paid mobility business where we saw a continued decline in margin performance.  However, I am pleased with the progress we are making in improving and driving growth in our high-margin Signature platform, which generated its third consecutive quarter of sales growth and our pre-paid mobility business, which included the launch of the RadioShack branded line of phones.  Importantly, we took action to reduce our overall SG&A cost structure during the quarter.

“Over the past three months, we executed our plan to raise new capital and achieved our goal of raising $175 million of new financing.  The proceeds of this financing along with existing cash will be used to repay the 2013 Convertible Notes. We believe this strikes the right balance of maintaining liquidity necessary to ensure smooth operations of our company and deleveraging the balance sheet.  Our financial position and balance sheet are strong, and our liquidity exceeds $900 million.

“Going forward, we will continue to be focused on stabilizing the profitability of our business. The key to this effort is the gross margin and profitability of our mobility business and more specifically our post-paid business. We have a focused set of initiatives that we believe will accomplish this goal, however, it will take some time to fully address the challenges this business faces.”

CASH, LIQUIDITY AND CAPITAL SPENDING

The company ended the third quarter with total liquidity of $938 million, including cash and cash equivalents of $546 million and $392 million of available under its $450 million asset-based revolving credit facility that expires in January 2016.

The company has completed its goal of completing $175 million of new financing with a blended interest rate of approximately 9%.  This financing will be used to refinance approximately one-half of the $375 million of Convertible Bonds coming due in August of 2013.  On August 8th, the company completed a new $50 million term loan with Bank of America/Merrill Lynch as an extension of the existing ABL facility.  On September 27th, the company completed a new $100 million term loan with Wells Fargo secured by a second lien on the ABL facility collateral and other specific assets.  Subsequent to the end of the third quarter, the company completed $25 million term loan on October 19th as an extension of the existing ABL facility further secured by real estate.

During the quarter, the company repurchased $88 million of the 2013 Convertible Notes due August 1, 2013 for a total purchase price of $85 million.

The company’s total debt stands at $749 million at September 30, 2012.  The 2013 Convertible Notes, which originally had a par value of $375 million and currently have a remaining aggregate principal amount of $287 million at September 30, 2012.  The balance of the company’s debt comes due between 2016 and 2019.

Capital spending totaled $17 million in the third quarter compared to $21 million last year. Year-to-date capital spending is $18 million lower than prior year.

CONFERENCE CALL

RadioShack will host a live webcast of its investor conference call at 9 a.m. EDT today.  The Internet broadcast may be accessed from the investor relations home page of the RadioShack corporate website at http://IR.RadioShackCorporation.com.

An archived replay of the conference call will be available in the investor relations section of the corporate website, radioshackcorporation.com.  A telephone replay will be available beginning at approximately 11 a.m. EDT today and will remain available until midnight EDT on November 6, 2012. The telephone replay can be accessed by calling toll-free at (888) 286-8010, or via toll call at (617) 801-6888. The replay pass code is 21842452.

For more information about product platform performance, refer to the RadioShack Corporation Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 23, 2012.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements reflect management’s current views and projections regarding economic conditions, the retail industry environment and company performance.  These statements can be identified by the fact that they include words like “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook” and other words with similar meaning.  We specifically disclaim any duty to update any of the information set forth in this press release, including any forward-looking statements.  These statements involve a number of risks and uncertainties that could cause our actual results to differ materially from the results discussed in our forward-looking statements.  Factors that could cause our actual results to differ materially from the results discussed in our forward-looking statements include, but are not limited to, our ability to execute and the effectiveness of our 2012 initiatives; the underperformance or loss of certain of our important vendors, such as our wireless carrier providers, or breaches by them of our agreements with them; difficulties associated with our transition to an outsourced arrangement for the production of products we previously manufactured at our Chinese manufacturing plant; an adverse impact on our sales or profitability due to our transition to such an outsourced arrangement; an adverse impact on our sales or profitability due to changes wireless carrier providers make to their customer credit requirements, frequency of upgrade eligibility, or other operational matters, and the timing, completeness, and accuracy of information we receive about such changes;  a decline in our gross margin due to customer demand for lower margin mobile devices, such as smartphones and tablets; difficulties associated with profitably operating our Target Mobile centers; overall sales performance; economic conditions; product demand; expense levels; competitive activity; interest rates; changes in the company’s financial condition; availability of products and services and other risks associated with the company’s vendors and service providers; the regulatory environment; and other factors affecting the retail category in general.  Additional information regarding these and other factors is included in the company’s filings with the SEC, including its most recent Annual Report on Form 10-K for the year ended Dec. 31, 2011.

ABOUT RADIOSHACK CORPORATION

RadioShack (NYSE: RSH) is a leading national retailer of innovative mobile technology products and services, as well as products related to personal and home technology and power supply needs.  RadioShack® offers consumers a targeted assortment of wireless phones and other electronic products and services from leading national brands, exclusive private brands and major wireless carriers, all within a comfortable and convenient shopping environment.  RadioShack employs approximately 32,000 knowledgeable and helpful sales experts globally.  RadioShack’s retail network includes approximately 4,700 company-operated stores in the United States and Mexico, 1,500 wireless phone centers in the United States, and approximately 1,100 dealer and other outlets worldwide.  For more information on RadioShack Corporation, please visit www.radioshackcorporation.com; to purchase items online, please visit www.radioshack.com. RadioShack® is a registered trademark licensed by RadioShack Corporation.

Analyst and Investor Contact:	News Media Contact:
Bruce Bishop	Media Relations
(817) 415-3400	(817) 415-3300
Bruce.Bishop@RadioShack.com	Media.Relations@RadioShack.com

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RADIOSHACK CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Comprehensive Income (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share amounts)	2012	2011	2012	2011
Net sales and operating revenues	$1,000.2	$1,031.8	$2,961.7	$2,991.1
Cost of products sold	640.3	589.9	1,847.0	1,662.7
Gross profit	359.9	441.9	1,114.7	1,328.4

Operating expenses:
Selling, general and administrative	384.6	411.4	1,120.4	1,146.3
Depreciation and amortization	17.6	19.2	54.5	55.8
Impairment of long-lived assets and goodwill	16.5	0.7	18.0	1.7
Total operating expenses	418.7	431.3	1,192.9	1,203.8

Operating (loss) income	(58.8)	10.6	(78.2)	124.6

Interest income	0.5	1.4	1.3	2.2
Interest expense	(13.2)	(12.6)	(39.2)	(33.2)
Other loss	(0.6)	--	(0.6)	(4.1)

(Loss) income from continuing operations before income taxes	(72.1)	(0.6)	(116.7)	89.5
Income tax (benefit) expense	(25.0)	(0.9)	(40.6)	34.3

(Loss) income from continuing operations	(47.1)	0.3	(76.1)	55.2
Discontinued operations, net of income taxes	--	--	--	5.1

Net (loss) income	$(47.1)	$0.3	$(76.1)	$60.3

Basic and diluted net (loss) income per share:
(Loss) income per share from continuing operations	$(0.47)	$0.00	$(0.76)	$0.53
Income per share from discontinued operations	--	--	--	0.05
Net (loss) income per share	$(0.47)	$0.00	$(0.76)	$0.58

Shares used in computing net (loss) income per share:

Basic	100.1	100.2	100.1	103.4

Diluted	100.1	100.7	100.1	104.2

Comprehensive (loss) income	$(44.6)	$(9.9)	$(70.9)	$53.5

RADIOSHACK CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (unaudited)

(In millions)	September 30, 2012	December 31, 2011	September 30, 2011
Assets
Current assets:
Cash and cash equivalents	$546.1	$591.7	$667.7
Accounts and notes receivable, net	349.2	360.6	250.3
Inventories	851.1	744.4	790.6
Other current assets	174.0	116.1	106.3
Total current assets	1,920.4	1,812.8	1,814.9

Property, plant and equipment, net	241.0	270.2	273.4
Goodwill, net	36.9	37.0	37.4
Other assets, net	39.0	55.1	82.3
Total assets	$2,237.3	$2,175.1	$2,208.0

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$275.2	$--	$--
Accounts payable	386.2	348.2	344.6
Accrued expenses and other current liabilities	286.1	315.4	299.5
Total current liabilities	947.5	663.6	644.1

Long-term debt, excluding current maturities	474.0	670.6	666.4
Other non-current liabilities	153.4	87.6	98.0
Total liabilities	1,574.9	1,421.8	1,408.5

Stockholders’ equity	662.4	753.3	799.5
Total liabilities and stockholders’ equity	$2,237.3	$2,175.1	$2,208.0

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (unaudited)

	Nine Months Ended
	September 30,
(In millions)	2012	2011
Cash flows from operating activities:
Net (loss) income	$(76.1)	$60.3
Adjustments to reconcile net (loss) income to net cash
provided by operating activities:
Depreciation and amortization	60.7	61.7
Amortization of discounts on long-term debt	12.8	12.2
Impairment of long-lived assets and goodwill	18.0	1.7
Stock-based compensation	6.0	4.0
Other non-cash items	12.5	7.4
Changes in operating assets and liabilities:
Accounts and notes receivable	102.8	126.9
Inventories	(104.0)	(69.4)
Other current assets	(35.3)	5.7
Accounts payable	74.1	84.5
Accrued expenses and other	(39.1)	(32.0)
Net cash provided by operating activities	32.4	263.0

Cash flows from investing activities:
Additions to property, plant and equipment	(44.5)	(62.9)
Changes in restricted cash	(26.5)	--
Other investing activities	0.1	0.1
Net cash used in investing activities	(70.9)	(62.8)

Cash flows from financing activities:
Net proceeds from issuance of long-term debt	150.0	322.5
Payments of debt issuance costs	(5.9)	(7.2)
Principal amount of long-term debt repayments	(88.1)	(306.8)
Payments of dividends	(24.9)	--
Changes in cash overdrafts	(38.2)	(11.6)
Purchases of treasury stock	--	(101.4)
Proceeds from exercise of stock options	--	2.6
Net cash used in financing activities	(7.1)	(101.9)

Net (decrease) increase in cash and cash equivalents	(45.6)	98.3
Cash and cash equivalents, beginning of period	591.7	569.4
Cash and cash equivalents, end of period	$546.1	$667.7

RADIOSHACK CORPORATION AND SUBSIDIARIES
Segment Reporting (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2012	2011	2012	2011

Net sales and operating revenues:
U.S. RadioShack company-operated stores	$814.4	$846.3	$2,420.4	$2,539.3
Other	185.8	185.5	541.3	451.8
	$1,000.2	$1,031.8	$2,961.7	$2,991.1

Operating income:
U.S. RadioShack company-operated stores	$62.1	$95.6	$225.4	$384.7
Other	(15.4)	0.9	(13.9)	(3.6)
	46.7	96.5	211.5	381.1

Unallocated	(105.5)	(85.9)	(289.7)	(256.5)
Operating (loss) income	(58.8)	10.6	(78.2)	124.6

Interest income	0.5	1.4	1.3	2.2
Interest expense	(13.2)	(12.6)	(39.2)	(33.2)
Other loss	(0.6)	--	(0.6)	(4.1)
(Loss) income from continuing operations before income taxes	$(72.1)	$(0.6)	$(116.7)	$89.5